UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 4, 2006

MedAire, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	C025328-02	86-0528631
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

80 E. Rio Salado Parkway, Suite 610, Tempe, Arizona		85281
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480-333-3764

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

Regarding the potential sale by MedAire, Inc. (the "Company") of its Global Doctor clinic operations described in its Registration Statement on Form 10 filed with the SEC on October 3, 2005 and most recently amended on December 23, 2005, the Company is filing this Form 8-K to report that on September 29, 2005 the Company entered into a non-binding Memorandum of Understanding with Global Doctor management for a management buyout of such operations. Discussions with Global Doctor management and their lenders are at this stage incomplete. The Company believes that the recently announced shareholder litigation and letter agreement entered into by its two largest shareholders outlining mutual goals and strategies relating to the direction and control of the Company have contributed to stalled negotiations, and there is no assurance that this transaction will be completed.

Although Global Doctor has steadily grown its revenue, the entity has been unable to reach the break-even point during the approximately three year period it has been owned and operated by the Company. The Company believes that an on-going preferred provider agreement with the Global Doctor clinics, pursuant to which the Company would direct its clients to the Global Doctor clinics for treatment and the applicable Global Doctor clinic would bill the Company on a per incident basis, would be preferable to owning clinics throughout Asia. This would enable customers to continue to be serviced at the highest levels when traveling in Asia while decreasing the amount of management oversight and cash currently required to operate the clinics. If the entire network of clinics is sold, the Company expects the impact on its go-forward financial statements to be a decrease to revenue of approximately $3.5 million and a decrease to pre-tax loss of approximately $0.5 million on an annual basis. The Memorandum of Understanding with Global Doctor management provides for a purchase price of $1.2 million that is subject to change until definitive documents are finalized and executed, and there is no assurance that will occur.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedAire, Inc.

January 5, 2006	By:	Joan Sullivan Garrett

Name: Joan Sullivan Garrett
Title: Chairman & CEO